EXHIBIT 99.2

OFS BRIGHTWAVE, LLC
CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2003 AND 2002 AND FOR THE TWO YEARS
ENDED DECEMBER 31, 2003 AND THE PERIOD FROM
INCEPTION (NOVEMBER 17, 2001) TO
DECEMBER 31, 2001

OFS BRIGHTWAVE, LLC
INDEX
DECEMBER 31, 2003 AND 2002 AND FOR THE TWO YEARS ENDED DECEMBER 31, 2003 AND THE PERIOD FROM INCEPTION (NOVEMBER 17, 2001) TO DECEMBER 31, 2001
--------------------------------------------------------------------------

                                                                   PAGE(S)

REPORT OF INDEPENDENT AUDITORS...........................................1

CONSOLIDATED FINANCIAL STATEMENTS

Statements of Financial Position ........................................2

Statements of Operations and Comprehensive Loss..........................3

Statements of Changes in Members' Interest (Deficit).....................4

Statements of Cash Flows ................................................5

Notes to Consolidated Financial Statements............................6-24

FINANCIAL STATEMENT SCHEDULES

Schedule II - Valuation and Qualifying Accounts.........................25

All other schedules are omitted as they are not applicable or the required information is shown in the financial statements or notes thereto.

                      REPORT OF INDEPENDENT AUDITORS


To the Board of Managers of
OFS BrightWave, LLC


In our opinion, the accompanying consolidated statements of financial position and the related consolidated statements of operations and comprehensive loss, of cash flows and of changes in members' interest (deficit) present fairly, in all material respects, the financial position of OFS Brightwave, LLC ("the Company") at December 31, 2003 and 2002, and the results of its operations and its cash flows each of the two years in the period ended December 31, 2003 and for the period from inception (November 17, 2001) to December 31, 2001, in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the accompanying index presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and the financial statement schedule are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements and the financial statement schedule based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

As described in Note 1 and Note 3, the Company is a majority owned subsidiary of FENA. FENA also owns OFS Fitel and the two enterprises (the Company and OFS Fitel) have a supply agreement and contract manufacturing agreement with each other. The Company and OFS Fitel also share certain management and overhead expenses. Also described in Note 1, the Company has received a letter of support from FENA's parent, the Furukawa Electric Co. Ltd. of Japan, to fund its operations through March 31, 2005. The results of operations or financial position of the Company could differ from those that would have been obtained if the enterprises were autonomous.


/s/ PricewaterhouseCoopers LLP

Atlanta, Georgia

March 12, 2004

OFS BRIGHTWAVE, LLC
CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
DECEMBER 31, 2003 AND 2002
-------------------------------------------------------------------------------


(in thousands of dollars)                                2003              2002

ASSETS
Current assets
   Cash and cash equivalents                         $   5,338        $  11,448
   Accounts receivables, net of allowance for
    doubtful accounts of $782 and $894, respectively    13,862           13,431
   Receivable from affiliates                           26,744           28,801
   Inventories                                          19,530           27,493
   Other current assets                                  2,290            2,703
                                                      --------        ---------
         Total current assets                           67,764           83,876

Property, plant and equipment, net                     123,794          501,498
Amounts due from affiliate related to pension and
   other postretirement benefits                             -              465
Identified intangible assets, net                       34,228          150,823
Goodwill                                                 2,052            2,052
Other assets                                               358              427
                                                     ---------        ---------
         Total assets                                $ 228,196        $ 739,141
                                                     =========        =========
LIABILITIES, MINORITY INTEREST AND MEMBERS'
INTEREST
Current liabilities
   Accounts payable                                  $   6,784        $  13,697
   Payable to affiliates                                24,951           25,333
   Payroll and benefits liabilities                     17,274           10,439
   Acquisition related liabilities                       1,100            1,100
   Obligations under capital leases, current             1,660            1,567
   Other current liabilities and accrued expenses       16,177            5,217
                                                     ---------        ---------
         Total current liabilities                      67,946           57,353

Notes payable to members                               257,261          175,000
Amounts due to affiliate related to pension              2,294                -
Pension obligation and other postretirement
benefits                                                 4,459            4,078
Obligations under capital lease                          1,152            2,809
Other liabilities                                        1,386              410
Commitments and contingent liabilities (Note 8)
Minority interest in equity of affiliates               24,536           45,338
                                                     ---------        ---------
                                                       359,034          284,988
                                                     ---------        ---------
         Members' interest (deficit)                  (130,838)         454,153
                                                     ---------        ---------
         Total liabilities, minority interest and
         members' interest                           $ 228,196        $ 739,141
                                                     =========        =========


   The accompanying notes are an integral part of these financial statements.

OFS BRIGHTWAVE, LLC
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
YEARS ENDED DECEMBER 31, 2003 AND 2002, AND THE PERIOD FROM INCEPTION
(NOVEMBER 17, 2001) TO DECEMBER 31, 2001
-------------------------------------------------------------------------------


(in thousands of dollars)

                                                                                         FROM
                                                                                       INCEPTION
                                                                                      (NOVEMBER 17,
                                                                                          2001)
                                                                                           TO
                                                                                       DECEMBER 31,
                                                      2003               2002             2001
Revenues                                         $   75,833           $   84,300      $   29,340
Revenue from affiliate                               26,094               12,798               -
                                                 ----------           ----------      ----------
                                                    101,927               97,098          29,340
Cost of revenues                                    190,874              241,570          65,951
                                                 ----------           ----------      ----------
Gross margin                                        (88,947)            (144,472)        (36,611)
                                                 ----------           ----------      ----------
Operating expenses
   Research and development                           3,957                7,339             794
   In process research and development                    -                    -          13,000
   Marketing and sales                               11,991               27,972           3,823
   General and administrative                        15,236               46,519           7,004
   Restructuring charges                             57,484              104,653               -
   Asset impairment charges                         408,379              133,834               -
   Amortization of intangible assets                 15,268               15,032           2,145
                                                 ----------           ----------      ----------
         Total operating expenses                   512,315              335,349          26,766
                                                 ----------           ----------      ----------
Operating loss                                     (601,262)            (479,821)        (63,377)
Interest expense                                     (8,534)              (5,913)           (622)
Interest income                                       1,807                1,554               -
Other expense                                           (27)                (347)              -
Other income from affiliates                          2,176                9,146           1,431
Minority interest                                    20,802               11,817           1,315
                                                 ----------           ----------      ----------
Loss before income taxes                           (585,038)            (463,564)        (61,253)
(Provision) benefit from income taxes                     -               32,058               -
                                                 ----------           ----------      ----------
Net loss                                           (585,038)            (431,506)        (61,253)
Other comprehensive loss
   Foreign currency translation adjustments              47                  603               2
                                                 ----------           ----------      ----------
         Comprehensive loss                      $ (584,991)          $ (430,903)     $  (61,251)
                                                 ==========           ==========      ==========

The accompanying notes are an integral part of these financial statements.

OFS BRIGHTWAVE, LLC
CONSOLIDATED STATEMENTS OF CHANGES IN MEMBERS' INTEREST (DEFICIT)
YEARS ENDED DECEMBER 31, 2003 AND 2002, AND THE PERIOD FROM INCEPTION
(NOVEMBER 17, 2001) TO DECEMBER 31, 2001
-------------------------------------------------------------------------------

                                                      ACCUMULATED
                                    CUMULATIVE           OTHER             ACCUMULATED
                                    TRANSLATION      COMPREHENSIVE        COMPREHENSIVE
(in thousands of dollars)           ADJUSTMENT            LOSS                LOSS              OTHER             TOTAL

BALANCES AT NOVEMBER 17, 2001                                                              $   938,194      $   938,194
Net loss for the period from
  inception (November 17, 2001)                                                                                       -
  to December 31, 2001                                    (61,253)          (61,253)                            (61,253)
Effect of foreign currency
  translation                                 2                                   2                                   2
                                    -----------       -----------      ------------        -----------      -----------
BALANCES AT DECEMBER 31, 2001                 2           (61,253)          (61,251)           938,194          876,943
Net loss                                                 (431,506)         (431,506)                          (431,506)
Contribution from member for
  additional joint venture                                                                       7,000            7,000
Contribution from member for
  additional transaction costs                                                                   1,113            1,113
Effect of foreign currency
  translation                               603                                 603                                 603
                                    -----------       -----------      ------------        -----------      -----------
BALANCES AT DECEMBER 31, 2002               605          (492,759)         (492,154)           946,307          454,153
Net loss                                                 (585,038)         (585,038)                           (585,038)
Effect of foreign currency
  translation                                47                                  47                                  47
                                    -----------       -----------      ------------        -----------      -----------
BALANCES AT DECEMBER 31, 2003       $       652       $(1,077,797)     $ (1,077,145)       $   946,307      $  (130,838)
                                    ===========       ===========      ============        ===========      ===========


 The accompanying notes are an integral part of these financial statements.

OFS BRIGHTWAVE, LLC
CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 2003 AND 2002, AND THE PERIOD FROM INCEPTION (NOVEMBER 17, 2001) TO DECEMBER 31, 2001

(in thousands of dollars)                                             2003             2002              2001
NET CASH USED IN OPERATING ACTIVITIES
Net loss                                                           $(585,038)      $(431,506)       $ (61,253)
Adjustments to reconcile net loss to net cash
 used in operating activities
  Depreciation of property, plant and equipment                       35,591          52,447            7,542
  Amortization and in-process
   research and development charge                                    15,268          15,032           15,145
  Allowance for doubtful accounts                                       (116)            894                -
  Impairment charges                                                 408,379         133,834                -
  Noncash restructuring charges                                       32,896          76,599                -
  Deferred income taxes                                                    -         (32,058)               -
  Minority interest in equity of affiliates                          (20,802)        (11,817)          (1,315)
  Changes in assets and liabilities
   Accounts receivable                                                  (315)         25,979          (21,755)
   Receivable from affiliates                                          6,257          (1,162)         (25,506)
   Other receivables                                                       -           7,508                -
   Inventories                                                         7,963          35,952           16,144
   Other current assets                                                  413           7,364              168
   Accounts payable                                                   (6,913)        (11,584)          14,751
   Payable to affiliates                                                (382)          1,142           24,191
   Payroll and benefits liabilities                                    6,835           4,724            4,963
   Change in pension assets and liabilities                            3,140           3,319              490
   Acquisition related reimbursements to
    members                                                                -         (22,954)           2,947
   Acquisition related liabilities                                         -         (24,838)            (459)
   Other current liabilities and accrued
    expenses                                                          10,960          (6,234)           1,823
   Other, net                                                          1,092             581            3,561
                                                                   ---------       ---------        ---------
          Net cash used in operating
            activities                                               (84,772)       (176,778)         (18,563)
                                                                   ---------       ---------        ---------
CASH FLOW FROM INVESTING ACTIVITIES
Cash paid for acquisition, net of cash acquired                            -          (6,563)               -
Cash expenditures for property and equipment                          (2,035)         (8,478)          (4,201)
                                                                   ---------       ---------        ---------
          Net cash used in investing
            activities                                                (2,035)        (15,041)          (4,201)
                                                                   ---------       ---------        ---------
CASH FLOW FROM FINANCING ACTIVITIES
Issuance of debt to members                                           82,261          25,000          150,000
Contributions from member                                                  -           8,114                -
Repayment of obligations under capital leases                         (1,564)         (1,268)            (124)
                                                                   ---------       ---------        ---------
          Net cash provided by financing
            activities                                                80,697          31,846          149,876
                                                                   ---------       ---------        ---------
Net decrease in cash                                                  (6,110)       (159,973)         127,112

CASH AND CASH EQUIVALENTS
Beginning of period                                                   11,448         171,421           44,309
                                                                   ---------       ---------        ---------
End of period                                                      $   5,338       $  11,448        $ 171,421
                                                                   =========       =========        =========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for interest                                             $   6,793       $   4,549        $     626
                                                                   =========       =========        =========

   The accompanying notes are an integral part of these financial statements.

OFS BRIGHTWAVE, LLC
NOTES TO FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2003 AND 2002, AND THE PERIOD FROM INCEPTION (NOVEMBER 17, 2001) TO DECEMBER 31, 2001


1.   BACKGROUND AND BASIS OF PRESENTATION

     The accompanying consolidated financial statements present the financial position, results of operations and cash flows of OFS BrightWave, LLC, a Delaware limited liability company ("the Company" or "BrightWave"). Brightwave is a majority owned subsidiary of Fitel USA. Fitel USA is a wholly owned subsidiary of the Furukawa Electric Company of Japan ("Furukawa"). In the fourth quarter of 2003, Fitel USA merged with a related entity that was a wholly-owned subsidiary of Furukawa. Upon the merger, Fitel USA changed its name to Furukawa Electric North America Corporation ("FENA"). The Company is a designer, manufacturer and supplier of leading edge optical fiber cable for high speed optical networks. The Company has facilities located in the United States, Brazil, Germany, and Russia. The Company also manufactures fiber under a contract manufacturing agreement for OFS Fitel, LLC ("Fitel"), a wholly owned subsidiary of FENA.

     These financial statements have been prepared in United States dollars and in accordance with generally accepted accounting principles in the United States of America ("GAAP"), using the push down accounting basis to record the acquisition described in Note 2.

     As described in Note 2, BrightWave is owned 81.6 percent by FENA and
     18.4 percent by CommScope Optical Technologies, Inc., a wholly-owned subsidiary of CommScope Inc. ("CommScope"). In addition, income and loss is allocated to the members proportionately according to their respective ownership interest in the Company. Fitel is considered an affiliate of the Company for financial reporting purposes. FENA and CommScope are considered members for financial reporting purposes.

     Furukawa will provide the necessary funds to allow the Company to continue its operations through March 31, 2005. Hence, the Company's financial statements have been presented on a going concern basis, which contemplates the realization of assets and liabilities in the normal course of business.

2.   FORMATION OF COMPANY

     On November 17, 2001, the inception of the Company, Furukawa purchased Lucent Technologies' optical fiber solutions business for $2,300 million. The business operations were separated into two entities, Fitel and BrightWave. Fitel is comprised of the Optical Connectivity Business ("Connectivity"), the Specialty Photonics Business ("Specialty") and Optical Fiber ("Fiber"). BrightWave is comprised of the Fiber Optic Cable Business ("FOC") assets that provide contract-manufacturing services to Fiber and the manufacturing of fiber optic cable. CommScope, Inc. ("CommScope"), purchased an 18.4 percent interest in BrightWave for approximately $173 million at the time of FENA's purchase of BrightWave. Approximately $1,359 million of the $2,300 million purchase price was allocated to Fitel and the balance, approximately $941 million to BrightWave based on the relative fair value of the businesses. The Sviazstroy-I joint venture in Russia was included in the purchase agreement and valued at $7,000, however the sale was subject to the approval of the other partner in the joint venture.

     In the third quarter of 2002, the Company paid $7,000 for a 51 percent interest in the Sviazstroy I joint venture. The purchase price was allocated to the assets acquired and liabilities assumed based on their fair values at the date the acquisition was completed. The results of operations of this joint venture have been consolidated into those of the Company beginning August 1, 2002. The excess

OFS BRIGHTWAVE, LLC
NOTES TO FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2003 AND 2002, AND THE PERIOD FROM INCEPTION (NOVEMBER 17, 2001) TO DECEMBER 31, 2001


     consideration above the fair value of the net assets acquired was $2,052 and has been included in goodwill. The acquisition is not material for pro-forma financial information disclosures.

     The purchase price allocated to the Company was allocated to the tangible and intangible assets and liabilities and in-process research and development ("IPR&D") based upon their fair values at the date of the acquisition. The excess of the purchase price allocated to the Company over the fair value of the net assets and in-process research and development has been recorded as goodwill. The amount of the purchase price allocated to BrightWave was allocated as follows:

(in thousands of dollars)
     Consideration paid by members including Sviazstroy-I joint venture              $  940,601
     Costs incurred by members in formation
       of the Company, net of reimbursements                                              4,593
                                                                                     ----------
                                                                                        945,194
     Fair value of tangible assets required
       Cash                                                                              44,743
       Trade receivables                                                                 18,549
       Receivable due from Lucent                                                         7,508
       Inventory                                                                         79,588
       Amounts due from affiliates related to pension
        and other postretirement benefits                                                 3,733
       Fixed assets                                                                     630,540
       Other assets                                                                      11,512
                                                                                     ----------
                                                                                        796,173
                                                                                     ----------
     Fair value of liabilities assumed
       Acquisition related reimbursements to members                                     22,699
       Acquisition related liabilities                                                   26,397
       Deferred tax liability                                                            32,058
       Other liabilities                                                                 24,706
       Pension obligations                                                                3,536
       Minority interest                                                                 58,469
                                                                                     ----------
                                                                                        167,865
                                                                                     ----------
     Identifiable specified intangible assets                                           168,000
     In process research and development                                                 13,000
     Goodwill                                                                           135,886
                                                                                     ----------
                  Total                                                              $  945,194
                                                                                     ==========

     Acquisition reimbursements to members represents legal and severance benefit costs incurred by the respective members on behalf of the Company. Through a Memorandum of Understanding, the members agreed on amounts to be reimbursed upon formation of the Company.

     Acquisition related liabilities represents involuntary employee termination benefits and other costs that qualify for recognition under EITF 95-3, Recognition of Liabilities in Connection with a Purchase Business Combination.

OFS BRIGHTWAVE, LLC
NOTES TO FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2003 AND 2002, AND THE PERIOD FROM INCEPTION (NOVEMBER 17, 2001) TO DECEMBER 31, 2001


     A charge of $13,000 for IPR&D was recorded in the results from operations for the period ended December 31, 2001. The IPR&D product process technology includes proprietary technology that is currently under development to support future products. Specifically, projects to develop next generation optical fiber and cable designs were assessed in this analysis.

     The purchase price methodology employed the royalty savings method to identify the fair value of the IPR&D and other identifiable intangibles. Discounted cash flow methods were employed to evaluate existing product process technology and incomplete technology. Future revenue projections were allocated for all existing technology and current IPR&D projects. All current IPR&D projects are expected to be released by late 2003. For both existing product process technology and IPR&D product process technology, initially allocated percentages of revenue are reduced over time. The pattern of reduction is intended to reflect the anticipated life cycle of the assets and the re-engineering of the assets over that life cycle. A discount rate of 15 percent, representing the required rate of return for the asset, was used in the determination of the fair value of the IPR&D process technology.

3.   RELATED PARTY TRANSACTIONS INCLUDING DEBT DUE TO MEMBERS

     CONTRACT MANUFACTURING AND FIBER SUPPLY AGREEMENTS WITH OFS FITEL, LLC The Company entered into a three-year renewable manufacturing agreement with Fitel. OFS BrightWave earns gross margin on the production and sale of fiber to Fitel as a contract manufacturer. The sales price of fiber to Fitel is based upon transfer prices established by the Board of Managers of the Company and Fitel. Under the agreement, the Company agrees to purchase all raw materials for fiber production from Fitel or a supplier designated by Fitel and be Fitel's contract manufacturer in conjunction with Fitel's own fiber making capacity. There were no purchases of raw materials from Fitel during the period from inception (November 17, 2001) to December 31, 2003. Concurrently, the Company entered into a three-year renewable sale supply agreement with Fitel to purchase all of the necessary fiber used in the manufacturing of the Company's cable products. Fitel earns gross margin on the sale of fiber to the Company based upon transfer prices established by the Board of Managers of the Company and Fitel. For financial reporting purposes, revenues are recognized on the sale of fiber to Fitel when the fiber is sold to an external third party of Fitel or is sold as fiber optic cable to an external third party customer by the Company. For the year ending December 31, 2003, the Company recognized revenue of $21,612 under this agreement. Under the supply agreement, Fitel sold $9,985, $14,140 and $12,590 of fiber to the Company during the years ended December 31, 2003 and 2002, and the period from inception to December 31, 2001, respectively. The Board of Managers of the Company and Fitel are controlled by FENA.

     NOTES PAYABLE TO MEMBERS
     On November 16, 2001, and in connection with CommScope's acquisition of an 18.4 percent interest in the Company, the Company entered into a credit facility with CommScope. The Agreement provides for a $30 million revolving credit facility maturing on November 16, 2006. The Company has drawn the full amount under the credit agreement as of December 31, 2003. Accrued interest is payable in quarterly installments. The revolving credit facility bears an interest rate determined by the three-month London Interbank Offered Rate ("LIBOR") plus an applicable margin of 1.75 percent. The LIBOR rate was 1.16 and
     1.38 percent at December 31, 2003 and 2002, respectively. Accrued interest payable at December 31, 2003 was approximately $2.

OFS BRIGHTWAVE, LLC
NOTES TO FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2003 AND 2002, AND THE PERIOD FROM INCEPTION (NOVEMBER 17, 2001) TO DECEMBER 31, 2001
---------------------------------------------------------------------


     On November 19, 2001, the Company entered into a revolving credit facility with FENA. The agreement provides a $120 million revolving credit facility to the Company maturing on November 16, 2006. Effective December 31, 2003, the Company signed a promissory note with FENA in the amount of $107 million maturing on January 31, 2005. The Company has drawn $120 million under the credit agreement and $107 million under the promissory note as of December 31, 2003. Accrued interest for both loans is payable in quarterly installments. The revolving credit facility and promissory note bear an interest rate determined by the three-month London Interbank Offered Rate ("LIBOR") plus an applicable margin of 1.75 percent. The LIBOR was 1.16 and 1.38 percent at December 31, 2003 and 2002, respectively.

     The following table summarizes the notes payable to members balance as of December 31, 2003 and 2002:

     (in thousands of dollars)                  2003                2002

     CommScope credit facility              $   30,000          $   30,000
     FENA credit facility                      120,000             120,000
     FENA promissory note                      107,261              25,000
                                            ----------          ----------
     Total notes payable to members         $  257,261          $  175,000
                                            ==========          ==========

     OTHER
     The Company paid management fees to FENA in the amount of $1,031, $1,175 and $135 for the years ended December 31, 2003 and 2002, and the period from inception to December 31, 2001, respectively. The fee represents reimbursable costs incurred by FENA for operating costs of the holding company.

     The Company recorded rental income in other income of $2,176, $9,146, and $1,431 from Fitel for its use of space at the Company's Norcross, Georgia facility for the years ended December 31, 2003 and 2002 and the period from inception to December 31, 2001, respectively.

     Transition from Lucent required the Company and Fitel to enter into certain transition service agreements with Lucent. Lucent charged the Company and Fitel for specific usage of their services including certain electronic data interfacing, payroll and benefits processing and information systems resources. The charges are allocated between the Company and Fitel based on headcount and percentage of revenue. The results from operations include expenses of $0, $2.8 million, and $5.3 million for transition service agreements for the years ended December 31, 2003 and 2002, and the period from inception to December 31, 2001, respectively. As of December 31, 2002, all transition service agreements have been completed.

     The Company shares certain management and overhead services with Fitel, a wholly owned subsidiary of FENA. These shared services consist of managerial resources, information technology, risk management, and human resources functions. The costs for these shared services are allocated between the Company and Fitel based on expected usage for these services. Management believes this provides a reasonable allocation of the charges. The results from operation include $13.2, $29.3 and $4.5 million of allocated shared services charges for the years ended December 31, 2003, and 2002, and the period from inception to December 31, 2001, respectively.

OFS BRIGHTWAVE, LLC
NOTES TO FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2003 AND 2002, AND THE PERIOD FROM INCEPTION (NOVEMBER 17, 2001) TO DECEMBER 31, 2001
---------------------------------------------------------------------


     The Company recorded revenue of $2,461, $517 and $0 from sales to CommScope for the years ended December 31, 2003 and 2002 and the period from inception to December 31, 2001. Included in the consolidated balance sheet as of December 31, 2003 and 2002 is $89 and $28, respectively, of accounts receivable from CommScope. Included in the Company's results from operations is $1,172, $935 and $117 of interest expense related to notes payable to CommScope for the years ended December 31, 2003 and 2002, and the period from inception to December 31, 2001, respectively.

     As part of the purchase of the interest in BrightWave, Furukawa granted CommScope a put for the amount of their investment interest in the Company of approximately $173 million. The put gives CommScope the right to sell to Furukawa all of the membership interest owned by CommScope and its Affiliates. As amended on October 9, 2002, the put is exercisable by CommScope commencing on February 15, 2006 and ending on March 15, 2006. The put is an obligation of Furukawa and does not represent a liability of BrightWave.

4.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     BASIS OF CONSOLIDATION
     The Company consolidates companies in which it exercises control. The results of subsidiaries are included in the consolidated financial statements from the effective date of acquisition. The Company eliminates all significant intercompany balances and transactions in consolidation.

     USE OF ESTIMATES
     The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and revenue and expenses during the period reported. Significant estimates include the allowance for doubtful accounts, useful lives of fixed assets and identifiable intangible assets, valuation allowance on deferred tax assets, financial projections and information used to test for impairment, and amounts reported for long-term obligations, such as amounts reported for pension and post employment benefits and reserves for excess or obsolete inventory. Actual results could differ from those estimates.

     FOREIGN CURRENCY
     For operations outside of the United States that prepare financial statements in currencies other than the U.S. dollar, results of operations and cash flows are translated at average exchange rates during the period, and assets and liabilities are translated at end of period exchange rates. Gains and losses resulting from foreign currency transactions (transactions denominated in a currency other than the entity's functional currency) are included in the consolidated statement of operations and comprehensive income.

     REVENUE RECOGNITION
     Revenue is generally recognized when all significant contractual obligations have been satisfied, collection of the fixed or determinable receivable is reasonably assured, and the product is delivered to a third party customer.

OFS BRIGHTWAVE, LLC
NOTES TO FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2003 AND 2002, AND THE PERIOD FROM INCEPTION (NOVEMBER 17, 2001) TO DECEMBER 31, 2001
---------------------------------------------------------------------


     Revenues are recognized on the sale of fiber to Fitel when the fiber is sold to an external third party of Fitel or is sold as fiber optic cable to an external third party customer by the Company.

     SHIPPING AND HANDLING COSTS
     Shipping and handling fees related to sales transactions are billed to customers and recorded as revenue. Shipping and handling costs incurred are recorded in cost of revenues.

     RESEARCH AND DEVELOPMENT COSTS
     Research and development costs include salaries, supplies, and facility costs attributed to research and development activities and are charged to expense as incurred.

     CASH AND CASH EQUIVALENTS
     Cash and cash equivalents represent bank deposits and certain short-term investments. All highly liquid investments with maturities of three months or less are considered to be cash equivalents. Included in Cash and cash equivalents is restricted cash of $755 and $819 at December 31, 2003 and 2002, respectively.

     INVENTORIES
     Inventories are stated at the lower of cost (determined principally on a first-in, first-out basis) or market.

     PROPERTY, PLANT AND EQUIPMENT
     Property, plant and equipment are recorded at cost. Depreciation commences once an asset has been placed into service. Depreciation is determined using a straight-line method over the estimated useful lives of the various asset classes. Estimated lives range from 3 to 12 years for machinery, electronic and other equipment, and 25 years for buildings.

     Major renewals and improvements are capitalized and minor replacements, maintenance and repairs are charged to operations as incurred. Upon retirement or disposal of assets, the cost and related accumulated depreciation are removed from the consolidated balance sheets and any gain or loss is reflected in the consolidated statements of operations.

     INTERNAL USE SOFTWARE
     Certain costs of computer software developed or obtained for internal use are capitalized and amortized on a straight-line basis over three years. Costs for general and administrative overhead, maintenance and training, as well as the cost of software that does not add functionality to the existing system, are expensed as incurred.

     GOODWILL AND OTHER ACQUIRED INTANGIBLES
     In accordance with SFAS 142, Goodwill and Other Intangible Assets, goodwill is no longer amortized. Other intangible assets are amortized on a straight-line basis over the useful life of the asset, which is the period the asset is expected to contribute directly or indirectly to future cash flows. A range of 8 to 16 years has been used for amortization of specific intangible assets.

     IMPAIRMENT OF GOODWILL AND OTHER LONG-LIVED ASSETS
     In accordance with SFAS 142, Goodwill and Other Intangible Assets, goodwill will be reviewed for impairment on an annual basis. Additionally, goodwill is tested for impairment between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of the entity below its carrying value. In accordance with SFAS 144, Accounting for the Impairment or

OFS BRIGHTWAVE, LLC
NOTES TO FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2003 AND 2002, AND THE PERIOD FROM INCEPTION (NOVEMBER 17, 2001) TO DECEMBER 31, 2001
---------------------------------------------------------------------


     Disposal of Long-Lived Assets, other long-lived assets, which include property, plant and equipment, will be reviewed for impairment when factors indicate that a potential impairment may have occurred. Impairment occurs when the carrying amount of the asset exceeds its implied fair value. When the carrying amount of the asset exceeds the fair value, the Company recognizes an impairment loss in an amount equal to that excess. After an impairment loss is recognized, the adjusted carrying amount of the asset becomes its new accounting basis.

     ACCRUED PRODUCT WARRANTY COSTS
     The Company offers a wide variety of warranty terms for its products. Warranty accruals are determined based on historical results of product returns and warranty expense of the previous owner. The following table reconciles the changes in the product warranty liability included in the consolidated balance sheet:

     (in thousands of dollars)                         2003          2002

     Liability at January 1                          $   720      $   600
     Warranty accruals during the period               1,791          179
     Settlements during the period                      (878)         (59)
                                                     -------      --------
     Liability at December 31                        $ 1,633      $   720
                                                     =======      ========


     PENSION ASSETS AND BENEFIT OBLIGATION
     The pension asset and benefit obligation information represents the Company's sponsored plans and its allocated share of Fitel's non contributory pensions, health and welfare and life plan in which the Company participates. The allocation from plans participated in by the Company is based on the headcount and salary levels associated with the Company's employees for the period presented. Benefit obligations primarily consist of the Company's post retirement plan liability and are not based on allocation.

     INCOME TAXES
     The Company is organized as a limited liability company and is treated as a partnership for income tax purposes. FENA and CommScope are responsible for the payment of taxes due on the earnings of the Company. The consolidated financial statements of the Company include wholly-owned corporations that are responsible for paying taxes as a corporation. For these corporations, the asset and liability approach is used to recognize deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities. Valuation allowances are recorded when necessary to reduce deferred tax assets to the realizable amounts when it becomes more likely than not the deferred tax assets will not be realized by the Company.

     CONCENTRATION OF CREDIT RISK
     One customer accounts for 8 percent of the Company's revenue for the year ended December 31, 2003, and another customer accounts for 20 percent of the Company's accounts receivable at December 31, 2003. The Company expects a significant portion of its future revenues to continue to be generated by a limited number of customers. The loss of any of these customers or any substantial reduction in orders by any of these customers could materially and adversely affect the Company's operating results. Historically, the Company has a significant concentration of customers in the telecommunications industry.

OFS BRIGHTWAVE, LLC
NOTES TO FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2003 AND 2002, AND THE PERIOD FROM INCEPTION (NOVEMBER 17, 2001) TO DECEMBER 31, 2001
---------------------------------------------------------------------


     RISKS AND UNCERTAINTIES
     Our customers are concentrated in the telecommunications industry and the Company's results of operations will be impacted significantly by the levels of capital expenditure of companies in this industry segment. Management of BrightWave is unable to predict what changes in conditions may occur and what the effects of such changes may be on the financial position and results of operations of the Company. The Company also has a significant investment in plant and equipment and significant intangible assets, which may not be recoverable in future periods due to the unpredictable nature of the fiber and fiber optic cable markets. The Company operates in several foreign jurisdictions, which present certain macro-economic and regulatory risks and uncertainties. Areas of uncertainty include the likely future direction of economic and regulatory policy, as well as political developments. Additionally, the telecommunications industry remains highly regulated and restrictions in certain foreign countries may limit the degree in which foreign-owned entities may operate.

     RECLASSIFICATION
     Certain prior period balances have been reclassified in order to conform with current presentation.


5.      INTANGIBLE ASSETS

        (in thousands of dollars)                                        AS OF DECEMBER 31, 2003
                                                                      ----------------------------
                                                                                     ACCUMULATED
                                                                        GROSS        AMORTIZATION
                                                                       CARRYING      (INCLUDING
                                                                        AMOUNT       IMPAIRMENT)
                                                                      ---------      -----------
Amortized intangible assets
      Trademark                                                       $  20,000      $ (16,142)
      Existing Core Process Technology                                   56,000        (43,862)
      Existing Product Process Technology                                57,000        (46,431)
      Customer Relationships                                             35,000        (27,337)
                                                                      ---------      ----------
            Total                                                     $ 168,000      $(133,772)
                                                                      =========      ==========
Unamortized intangible assets
      Goodwill                                                        $   2,052
Aggregate Amortization Expense
      For the period from inception to December 31, 2002
        including IPR&D charge                                        $  30,177
      For the year ended December 31, 2003                            $  15,268
Estimated Amortization Expense
      For the year ended December 31, 2004                            $   3,855
      For the year ended December 31, 2005                            $   3,855
      For the year ended December 31, 2006                            $   3,855
      For the year ended December 31, 2007                            $   3,855
      For the year ended December 31, 2008                            $   3,855

OFS BRIGHTWAVE, LLC
NOTES TO FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2003 AND 2002, AND THE PERIOD FROM INCEPTION (NOVEMBER 17, 2001) TO DECEMBER 31, 2001
---------------------------------------------------------------------


     The fair values of the acquired intangible assets were estimated using the expected present value of future cash flows. Amortization expense is calculated on a straight-line basis over a period ranging from 8 to 16 years. Trademarks are deemed to have a useful life of 9 years and will cease amortizing on November 17, 2010. Existing core process technology has a useful life of 15 years and will cease amortizing on November 17, 2016. The existing product process technology has a useful life of 8 years and will cease amortization on November 17, 2009. Customer relationships are amortized over a 16-year period.

     During the second quarter of 2002, the Company undertook steps to significantly reduce headcount and restructure the fiber and cable production process among the production plants. These steps were the result of the continued weakening of demand and decline in the pricing of the worldwide fiber and fiber-optic cable markets. The Company revised downward both its long-term and short-term sales forecasts. Management determined these circumstances and actions to be a triggering event as defined by SFAS No. 142 Goodwill and Other Intangible Assets and SFAS No. 144 Accounting for the Impairment or Disposal of Long-Lived Assets.

     The Company tested its fixed assets, goodwill and definite-lived intangible assets for recoverability as of May 31, 2002. Management performed an analysis on an undiscounted cash flow basis, which indicated that the long-lived assets, excluding goodwill, were not impaired. Management engaged a valuation specialist to perform an independent valuation of the business enterprise value, along with the associated specified intangible assets and goodwill. This analysis was performed using a discounted cash flow model based on forward-looking information regarding market share, revenues, costs, and an appropriate discount rate to arrive at the fair value of each intangible asset. As a result, the Company identified that goodwill had been impaired and recorded a goodwill impairment charge of $133.8 million as an operating expense in 2002.

     The Company again tested its fixed assets, goodwill and definite-lived intangible assets for recoverability as of December 31, 2003. As a result, the Company identified that definite-lived intangibles and fixed assets had been impaired and recorded an impairment charge of $101.3 million on its specified intangible assets in 2003. Refer to
     Note 7 for details regarding the impairment of fixed assets in 2003.

6.   RESTRUCTURING ACTIONS

     As a result of the continued weakening demand and decline in the pricing in the world-wide fiber and fiber-optic cable markets, the Company implemented plans during 2003 to restructure its production process and reduce operating costs. The Company recorded a charge of $474,163 in 2003 for business restructuring expenses, which includes impairment charges discussed in Notes 5 and 7, respectively. The components of the charge include $24,587 of employee separation costs, $32,896 of asset abandonment charges, $8,300 of an operating lease termination (included in cost of revenues), and $408,379 of impairments on long-lived assets.

OFS BRIGHTWAVE, LLC
NOTES TO FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2003 AND 2002, AND THE PERIOD FROM INCEPTION (NOVEMBER 17, 2001) TO DECEMBER 31, 2001
---------------------------------------------------------------------


     The employee separation costs were incurred in connection with the elimination of approximately 800 positions worldwide, consisting of both management and union-represented employees. Certain fixed assets in Norcross, Georgia and Augsburg, Germany were abandoned due to new sourcing plans and lack of foreseeable demand for certain products. The assets have no remaining useful life and their net book values were written-down to zero. The tables below summarize the status of the Company's restructuring reserves during 2003 and 2002.

(in thousands of dollars)                                                                       CASH        REMAINING
                                            RESERVE AT                                        PAYMENTS      RESERVE AT
                                            JANUARY 1,          TOTAL            NONCASH       MADE IN      DECEMBER 31,
                                               2002            CHARGES           CHARGES         2002          2002
                                            ----------        ----------        ---------     ----------    ------------
Asset abandonment                           $     -          $  76,599          $ 76,599     $       -      $      -
Severance and workforce reduction                 -             28,054                 -        20,273         7,781
                                            ----------        ----------        ---------     ----------    -----------
        Total                               $     -          $ 104,653          $ 76,599     $  20,273      $  7,781
                                            ==========        ==========        =========     ==========    ===========

(in thousands of dollars)                                                                        CASH       REMAINING
                                            RESERVE AT                                         PAYMENTS     RESERVE AT
                                            JANUARY 1,          TOTAL            NONCASH        MADE IN     DECEMBER 31,
                                               2003            CHARGES           CHARGES          2003         2003
                                            ----------        ----------        ---------     ---------     -----------
Operating lease termination                 $     -          $   8,300          $      -     $       -      $  8,300
Asset abandonment                                 -             32,896            32,896             -             -
Severance and workforce reduction             7,781             24,587                 -        17,307        15,061
                                            ----------        ----------        ---------     ---------     -----------
        Total                               $ 7,781          $  65,783          $ 32,896     $  17,307      $ 23,361
                                            ==========        ==========        =========     ==========    ===========


     The operating lease termination and severance amounts are classified on the consolidated balance sheet in other current liabilities and accrued expenses and Payroll and benefits liabilities, respectively. The operating lease termination is expected to be paid out in 2004; of the total severance and workforce reduction accrual, approximately $8.6 million is anticipated to be paid out in 2004. The remaining $6.5 million is anticipated to be paid out over a period not to exceed two years.

OFS BRIGHTWAVE, LLC
NOTES TO FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2003 AND 2002, AND THE PERIOD FROM INCEPTION (NOVEMBER 17, 2001) TO DECEMBER 31, 2001
---------------------------------------------------------------------


7.   SUPPLEMENTAL INFORMATION

     (in thousands of dollars)                        2003                2002
Inventories
     Raw materials                                $   9,760           $  17,493
     Work-in-process                                  4,096               3,967
     Finished goods                                   5,674               6,033
                                                  ---------           ---------
           Total inventories                      $  19,530           $  27,493
                                                  =========           =========
Property, plant and equipment, net
     Land and improvements                        $  29,153           $  30,278
     Buildings and improvements                      63,660             182,990
     Machinery, electronic and other equipment      103,142             287,647
     Construction-in-progress                        12,298              55,648
                                                  ---------           ---------
           Total property, plant and equipment      208,253             556,563
Less: accumulated depreciation                      (84,459)            (55,065)
                                                  ---------           ----------
           Property, plant and equipment, net     $ 123,794           $ 501,498
                                                  =========           ==========


                                                       2003                2002

Depreciation of property, plant and equipment     $  35,591           $  52,447


     In the second quarter of 2003, the Company performed an impairment analysis of its long-lived assets as part of a major restructuring of the Company's business. The Company engaged an independent appraisal firm to assist in the determination and measurement of an impairment. The Company determined that there was an impairment of long lived assets in its fiber contract manufacturing reporting unit. The measurement of the impairment resulted in a write-down of tangible property, plant and equipment of $206 million. There was no impairment as a result of management's testing under FAS 144 of the long lived assets of the Company's cable manufacturing long lived assets which consist primarily of tangible property, plant and equipment and specified intangible assets.

     In the fourth quarter of 2003, the Company performed another impairment analysis of its long-lived assets. The Company determined that there was an impairment of long-lived assets in its cable manufacturing reporting unit. The measurement of the impairment resulted in a write-down of tangible property, plant and equipment of $101 million.

8.   COMMITMENTS AND CONTINGENCIES

     The Company has engaged legal counsel to assist in the defense of several lawsuits regarding an alleged age discrimination claimed by several employees that were terminated in 2003. The Company cannot predict the outcome of such litigation, but has accrued an amount under SFAS No. 5, Accounting for Contingencies. The Company has from time to time been involved in legal proceedings and litigation arising in the ordinary course of business. In the opinion of management with the exception of the specific matter mentioned above, the outcome of all current proceedings, claims and litigation will not materially affect the Company's financial position.

OFS BRIGHTWAVE, LLC
NOTES TO FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2003 AND 2002, AND THE PERIOD FROM INCEPTION (NOVEMBER 17, 2001) TO DECEMBER 31, 2001
---------------------------------------------------------------------


     The Company has a supply agreement in place with a key supplier that extends beyond fiscal 2003. The agreement commits the Company to purchase from this supplier certain percentages of its total purchases of certain raw materials. Penalty clauses of up to $50 million take effect in 2004 through 2006 should these certain percentages of total purchases not be met.

9.   LEASES

     The Company leases land, building and equipment under agreements that expire in various years. Rental expense under operating leases was $6,476 for the year ended December 31, 2003. The table below shows the future minimum lease payments due under non cancelable operating leases at December 31, 2003:

     (in thousands of dollars)


                                                                 CAPITAL             OPERATING
                                                                 LEASES                LEASE

2004                                                             $  1,790         $   3,292
2005                                                                1,178             2,464
2006                                                                    -             2,155
2007                                                                    -             2,085
2008                                                                    -             2,085
Thereafter                                                              -            14,896
                                                                 --------         ---------
        Total minimum obligations                                   2,968         $  26,977
                                                                                  =========
Less: Interest on capital leases                                      156
                                                                 --------
Present value of net minimum obligation                             2,812
Less: Current portion                                               1,660
                                                                 --------
        Long-term obligations at December 31, 2003               $  1,152
                                                                 ========


10.  PENSION AND OTHER POSTRETIREMENT BENEFIT PLANS

     OFS BrightWave sponsors a defined benefit pension plan, and a retiree healthcare plan and participates in a defined benefit pension plan, a retiree healthcare plan and a retiree life insurance plan, sponsored by Fitel. Substantially all of the hourly employees are covered by these plans. OFS Brightwave also sponsors a cash balance plan and participates in a cash balance plan sponsored by Fitel. Substantially all of the salaried employees are covered by the cash balance plans. In 2003, the Company amended the cash balance plans to freeze contributions and the accrual of benefits effective January 1, 2004. In the following tables, the obligations, assets and net periodic benefit cost for the plans sponsored by Fitel in which BrightWave participates have been allocated in relation to the historical BrightWave and Fitel headcounts in the respective plans.

     The following tables summarize benefit costs, as well as the assumptions, benefit obligations, changes in plan assets and funded status at or for the years ending December 31, 2003 and 2002.

OFS BRIGHTWAVE, LLC
NOTES TO FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2003 AND 2002, AND THE PERIOD FROM INCEPTION (NOVEMBER 17, 2001) TO DECEMBER 31, 2001
---------------------------------------------------------------------

(in thousands of dollars)                      PENSION      OTHER                      PENSION        OTHER
                                              BENEFITS     BENEFITS      TOTAL         BENEFITS      BENEFITS       TOTAL
                                                2003         2003         2003           2002          2002          2002
CHANGE IN BENEFIT OBLIGATION
Benefit obligation at beginning of period    $  83,697   $  34,411                  $   77,149    $   31,236
  Service cost                                   2,773         648                       5,059         1,110
  Interest cost                                  6,138       2,123                       5,526         2,242
  Plan amendments                                 (823)      4,814                           -             -
  Benefits paid                                (12,307)     (2,423)                     (7,149)         (917)
  Curtailments                                   1,997           -                         (15)         (149)
  Settlements                                     (529)          -                        (667)            -
  Actuarial (gain) or loss                      16,169       4,516                       3,794           889
                                             ---------   ---------                   ---------     ---------
Benefit obligation at end of year            $  97,115   $  44,089                  $   83,697    $   34,411
                                             =========   =========                  ==========    ==========
CHANGE IN PLAN ASSETS
Fair value of plan assets at beginning
    of period                                $  84,613   $  15,944                  $   92,470    $   15,429
  Actual return on plan assets                  13,632          93                      (7,297)           25
  Asset transfer                                 3,554           -                       6,212         1,388
  Employer contributions                         2,069          18                       1,044            19
  Settlements                                     (529)          -                        (667)            -
  Benefits paid                                (12,307)     (2,423)                     (7,149)         (917)
                                             ---------   ---------                   ---------     ---------
Fair value of plan assets at end of year     $  91,032   $  13,632                  $   84,613    $   15,944
                                             =========   =========                  ==========    ==========
Funded status                                   (6,083)    (30,457)                        916       (18,467)
Unrecognized actuarial (gain) or loss           18,953       6,585                      12,933         1,005
Unrecognized transition (asset) or
  obligation                                         -           -                           -             -
Unrecognized prior service cost                   (570)      4,814                           -             -
                                             ---------   ---------                   ---------     ---------
Net amount unrecognized at year end          $  12,300   $ (19,058)                 $   13,849    $  (17,462)
                                             =========   =========                  ==========    ==========

(in thousands of dollars)                     PENSION      OTHER                      PENSION        OTHER
                                             BENEFITS     BENEFITS        TOTAL       BENEFITS      BENEFITS        TOTAL
                                               2003         2003          2003          2002          2002          2002
AMOUNTS RECOGNIZED IN THE STATEMENT OF
  FINANCIAL POSITION
  Prepaid benefit cost                       $  14,979   $       -                  $   16,951    $        -
  Accrued benefit liability                     (2,674)    (19,058)                     (3,102)      (17,462)
  Intangible asset                                   -           -                           -             -
  Accumulated other comprehensive income             -           -                           -             -
                                             ---------   ---------                  ----------    ----------
Net amount recognized at year end            $  12,305     (19,058)                 $   13,849    $  (17,462)
                                             =========   =========                  ==========    ==========
Amounts due from (owe to) Fitel for
  plans which BrightWave participates        $  13,965   $ (16,259)   $  (2,294)    $   15,619    $  (15,154)     $    465
                                             =========   =========    =========     ==========    ==========      ==========
Obligations for plans which Brightwave
  sponsors                                   $  (1,660)  $  (2,799)   $  (4,459)    $   (1,770)   $   (2,308)     $ (4,078)
                                             =========   =========    =========     ==========    ==========      ==========
Accumulated benefit obligation for all
  defined benefit pension plans              $  92,208                              $   82,658
                                             =========                              ==========
INFORMATION FOR PENSION PLANS WITH AN
  ACCUMULATED BENEFIT OBLIGATION IN
  EXCESS OF PLAN ASSETS
  Projected benefit obligation                   3,269                                   3,992
  Accumulated benefit obligation                 3,269                                   3,628
  Fair value of plan assets                        741                                     966

OFS BRIGHTWAVE, LLC
NOTES TO FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2003 AND 2002, AND THE PERIOD FROM INCEPTION (NOVEMBER 17, 2001) TO DECEMBER 31, 2001
---------------------------------------------------------------------

     (in thousands of dollars)                    PENSION         OTHER       PENSION         OTHER         PENSION        OTHER
                                                  BENEFITS       BENEFITS     BENEFITS        BENEFITS      BENEFITS      BENEFITS
                                                   2003           2003         2002            2002          2001          2001
COMPONENT OF NET PERIODIC
   BENEFIT COST
Service cost                                     $  2,733      $    648      $  5,059      $  1,110      $    424      $   140
Interest cost                                       6,138         2,123         5,526         2,242           634          256
Expected return on plan assets                     (7,837)       (1,181)       (8,238)       (1,378)         (944)        (159)
Amortization of actuarial (gain)/loss                 749            18           168
Amortization of prior service cost                    (28)
Curtailments                                        1,809                                         -             -            -
                                                 --------      --------      --------      --------      --------      -------
         Total net periodic benefit cost         $  3,564      $  1,608      $  2,515      $  1,974      $    114      $   237
                                                 ========      ========      ========      ========      ========      =======


(in thousands of dollars)
                                                 PENSION        OTHER         PENSION          OTHER
                                                 BENEFITS      BENEFITS       BENEFITS        BENEFITS
                                                   2003          2003           2002            2002
WEIGHTED-AVERAGE ASSUMPTIONS USED TO
DETERMINE BENEFIT OBLIGATIONS AT END OF
FISCAL YEAR
         Discount rate                              6.25%         6.25%         6.75%         6.75%
         Rate of compensation increase              5.40%                       4.90%

WEIGHTED-AVERAGE ASSUMPTIONS USED TO
DETERMINE NET PERIODIC BENEFIT COST FOR
FISCAL YEAR
         Discount rate                              6.75%         6.75%         7.25%         7.25%
         Expected long-term rate of
           return on plan assets                    9.00%         9.00%         9.00%         9.00%
         Rate of compensation increase              5.40%                       4.90%

ASSUMED HEALTH CARE COST TREND RATES
         Health care cost trend rate
           for next year                                          8.00%                       9.00%
         Ultimate trend rate                                      5.00%                       5.00%
         Year that the rate reaches the ultimate
           trend rate                                              2006                       2006


     Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A one-percentage-point change in the health care cost trend rates would have the following effects:

                                                          2003
                                                 -----------------------
                                                    1%            1%
                                                 INCREASE      DECREASE

Effect on total of service and interest
  cost components                               $    207      $   (166)
Effect on postretirement benefit obligation     $  1,867      $ (1,638)


     EXPECTED RETURN ON ASSET ASSUMPTION
     The pension assets returned approximately 18 percent during 2003. The 5-year average return of the pension assets (including the performance of the predecessor Lucent plans) was 8.4 percent and the 10-year average return (again including the performance of Lucent pension assets for periods prior to 2002) was over 12 percent. The setting of this assumption also incorporates expectations of future

OFS BRIGHTWAVE, LLC
NOTES TO FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2003 AND 2002, AND THE PERIOD FROM INCEPTION (NOVEMBER 17, 2001) TO DECEMBER 31, 2001
---------------------------------------------------------------------


     performance for the mix of assets and uses information on the general assumption trends adopted by pension plan sponsors in addition to historical returns.

     Over the 10-year period, the postretirement benefits rate has been equal to the pension rate. Effective for the 2004 Fiscal Year, the assumed pension and other plan asset return is decreasing from 9.0% to 8.75%.

     PLAN ASSETS
     For pension, the 60% / 40% target is compared to 60% / 40% actual as of December 31, 2003 and 59% / 41% actual as of December 31, 2002. The other benefit plans have been all "debt securities/fixed income" since their establishment in November 2002. The company is currently reviewing the investment strategy of other benefit plans for 2004.

                                 PENSION                     OTHER
                               PLAN ASSETS                PLAN ASSETS
                             AT DECEMBER 31              AT DECEMBER 31

                            2003        2002            2003         2002

ASSET CATEGORY
Equity securities           60%           59%              0%           0%
Debt securities             40            41             100          100
                           -----         -----          -----        -----
         Total             100%          100%            100%         100%
                           =====         =====          =====        =====


     The pension investment strategy is of a long-term nature and is designed to meet the following objectives:

          o  Maintain the funded status of the plans over time

          o  Diversify holdings to reduce volatility

          o Minimize administrative expenses by making passive investments in broad market indices.

          o  Ensure that funds are available as benefit payments come due.

          o  Rebalancing the plan assets as performance warrants.

     The other benefit plans are not currently being funded and there is currently no intention by the Company to make additional deposits until necessary.

     The investment policies and strategies are periodically reviewed to ensure that changes in the workforce, plan design, and market environments continue to produce results consistent with Company objectives.

     There are no investments held in these portfolios other than the investments in the broad market indices note above.

     CONTRIBUTIONS
     OFS expects to contribute $3.6 million to its pension plans and less than $0.1 million to its other postretirement plans in 2004.

OFS BRIGHTWAVE, LLC
NOTES TO FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2003 AND 2002, AND THE PERIOD FROM INCEPTION (NOVEMBER 17, 2001) TO DECEMBER 31, 2001
---------------------------------------------------------------------


     On December 8, 2003, President Bush signed into law the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the "Act"). The Act introduced a prescription drug benefit under Medicare as well as a federal subsidy to sponsors of retiree health care benefit plans that provide a benefit that is at least actuarially equivalent to that provided under the Act. Due to the lack of authoritative guidance with respect to the accounting for the federal subsidy, OFS has deferred accounting for the effect of this new legislation and therefore, the actuarial information presented herein does not reflect any impact from this legislation. While accounting guidance may ultimately require changes to previously issued financial information, management currently does not anticipate that the Act will materially affect Company's consolidated financial condition or consolidated results of operations.

     The Company has multiple non-pension postretirement benefit plans. The health care plans are contributory, with participants' contributions adjusted annually; the life insurance plan is noncontributory. The accounting for the health care plans anticipates future cost-sharing changes to the written plan that are consistent with the Company's expressed intent to cap its portion of the cost.

11.  INCOME TAXES

     The Company is a partnership for U.S. Federal and state income tax purposes. Any taxes of the Company are the responsibility of the partners. The Company's foreign and domestic corporate subsidiaries file separate tax returns.

     The components of deferred tax assets and liabilities at December 31, 2003, and 2002, for BrightWave's corporate subsidiaries subject to income tax, are as follows:

     (in thousands of dollars)                         2003               2002
     Deferred income tax assets
         Property, plant and equipment             $  95,507        $        -
         Reserves and allowances                         628                279
         Net operating loss/credit carryforwards      28,747             31,524
                                                   ---------        -----------
                  Total deferred tax assets          124,882             31,803

     Valuation allowance                            (124,882)           (11,009)
                                                   ---------        -----------
                  Net deferred tax assets                  -             20,794

     Deferred income tax liabilities
         Property, plant and equipments                    -            (20,794)
                                                   ---------        -----------
                                                           -            (20,794)
                                                   ---------        -----------
                  Net deferred tax liability       $       -        $         -
                                                   =========        ===========

     As of December 31, 2003, BrightWave's corporate subsidiaries have U.S. and Non-U.S. net operating loss carryforwards of approximately $34.6 million and $41.0 million, respectively. The U.S. net operating carryforwards expire at various dates between 2022 and 2024. $39.0 million of the non-U.S. net operating loss carryforwards have no expiration dates; the remaining $2.0 million expire at various dates between 2007 and 2023.

OFS BRIGHTWAVE, LLC
NOTES TO FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2003 AND 2002, AND THE PERIOD FROM INCEPTION (NOVEMBER 17, 2001) TO DECEMBER 31, 2001
---------------------------------------------------------------------


     Realization of the resulting deferred tax assets is dependent upon future taxable income. Accordingly, the Company has recorded valuation allowances of $124,882 and $11,009 as of December 31, 2003 and 2002, respectively, because realization of the net deferred tax asset cannot be sufficiently assured.

     A reconciliation of the benefit for income taxes to the amount compiled by applying the statutory federal income tax rate to loss before income taxes is as follows for the years ended December 31, 2003 and 2002, and for the period from inception to December 31, 2001, respectively:

(in thousands of dollars)                             2003                   2002              2001
Tax at federal statutory rate (35%)               $ (204,764)            $ (162,247)      $  (21,438)
State, net of federal benefit                        (11,125)                (3,340)               -
Tax benefit for partners                             102,904                124,072           20,674
Change in valuation allowance                        113,873                  9,741              740
Tax rate difference on foreign operations               (255)                  (542)              24
Other                                                   (633)                   258                -
                                                  ----------             ----------       ----------
    Provision for taxes                           $        -             $  (32,058)      $        -
                                                  ==========             ==========       ==========

12.  SEGMENT REPORTING

     The Company has identified the following geographic reportable segments: North America, Europe/Middle East/Africa, and Other. Other includes Central America, Latin America, China, and Asia Pacific. The chief operating decision-makers of the Company evaluate the business on a global basis with consideration of resource allocation on a geographic basis. The accounting policies of the segments are the same as described in the summary of significant accounting policies. The Company evaluates segment performance based on operating income. Revenues for each segment are based on the location of the third-party customer. All intercompany transactions between segments have been eliminated. Segment results for the years ended December 31, 2003 and 2002 as follows:

                                                                 EUROPE/
                                                                 MIDDLE
                                                                  EAST/
(in thousands of dollars)                   NORTH AMERICA        AFRICA           OTHER           TOTAL
                                            ------------         --------       ---------       ---------
FOR THE YEAR ENDING DECEMBER 31, 2003
Total revenues                               $  82,258          $  18,651       $   1,018       $  101,927
Depreciation and amortization                   48,196              2,125             538           50,859
Operating loss                                (628,818)            21,274           6,282         (601,262)
Property, plant and equipment, net             114,779              8,995              20          123,794
Capital expenditures                             1,646                389               -            2,035

OFS BRIGHTWAVE, LLC
NOTES TO FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2003 AND 2002, AND THE PERIOD FROM INCEPTION (NOVEMBER 17, 2001) TO DECEMBER 31, 2001
---------------------------------------------------------------------


                                                                 EUROPE/
                                                                 MIDDLE
                                                                  EAST/
(in thousands of dollars)                   NORTH AMERICA        AFRICA           OTHER            TOTAL
                                            ------------         --------       ---------        ---------
FOR THE YEAR ENDING DECEMBER 31, 2002
Total revenues                              $   85,415          $  11,058       $     625        $   97,098
Depreciation and amortization                   65,368              1,521             590            67,479
Operating loss                                (406,659)           (51,575)        (21,587)         (479,821)
Property, plant and equipment, net             479,990             15,712           5,796           501,498
Capital expenditures                             8,219                235              24             8,478

     In 2003, the Company's management began to record information within Brightwave for two segments: fiber contract manufacturing and fiber cable manufacturing. As a result of this information being produced by the Company and its use by Company's management in making decisions about the business, the Company has provided the following information for the year ended December 31, 2003:


                                            FIBER CONTRACT         CABLE             TOTAL
(in thousands of dollars)                   MANUFACTURING      MANUFACTURING        COMPANY
                                            --------------     -------------        -------
Revenues                                    $   21,954          $  79,973         $  101,927
Gross profit                                   (57,617)           (31,330)           (88,947)
Contribution margin                           (298,318)          (302,944)          (601,262)
Goodwill                                         2,052                  -              2,052


13.  RECENT ACCOUNTING PRONOUNCEMENTS

     In January 2003, the FASB issued FASB interpretation No. 46 Consolidation of Variable Interest Entities (FIN 46). FIN 46 clarified the application of Accounting Research Bulletin No. 51, Consolidated Financial Statements, to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated support from other parties. FIN 46 requires existing unconsolidated variable interest entities to be consolidated by their primary beneficiaries if the entities do not effectively disperse risks among parties involved. BrightWave will adopt this new standard effective January 2004. The Company does not believe that the standard will have a material impact on the financial results.

     In January 2003, we adopted SFAS No. 146 Accounting for Costs Associated with Exit or Disposal Activities (SFAS No. 146), which addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force Issue No. 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring) (EITF 94-3). The principal difference between SFAS No. 146 and EITF 94-3 relates to SFAS No. 146's requirements for recognition of a liability for a cost associated with an exit or disposal activity. SFAS No. 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. Under EITF 94-3, a liability for an exit cost as generally defined in EITF 94-3 was recognized at the date of an entity's

OFS BRIGHTWAVE, LLC
NOTES TO FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2003 AND 2002, AND THE PERIOD FROM INCEPTION (NOVEMBER 17, 2001) TO DECEMBER 31, 2001
---------------------------------------------------------------------


     commitment to an exit plan. During the second quarter of 2003, the Company incurred a charge related to termination of an operating lease accounted for under this new standard.

     In December 2003, the FASB revised SFAS No. 132, Employers Disclosures about Pensions and Other Postretirement Benefits. It requires additional disclosures to those in the original SFAS No. 132 about the plan assets, benefit obligations, cash flows, and net periodic benefit cost of defined benefit plans and other postretirement benefit plans. The requirements of this statement have been incorporated in Note 10.

     On January 12, 2004, the FASB issued FASB Staff Position no. FAS 106-1, Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (FSP 106-1). The FSP permits employers that sponsor postretirement benefit plans (plan sponsors) that provide prescription drug benefits to retirees to make a one-time election to defer accounting for any effects of the Medicare Prescription Drug, Improvement, and Modernization Act of 2003 (the "Act"). Without the FSP, plan sponsors would be required under SFAS No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions to account for the effects of the Act in the fiscal period that includes December 8, 2003, the date the President signed the Act into law. The Company has elected to defer accounting for the effect of this new legislation; therefore, the actuarial impact is not reflected in Note 10.

14.  UNAUDITED QUARTERLY FINANCIAL RESULTS

     The following table presents the Company's unaudited quarterly results of operations for each quarter in the years ending December 31, 2003 and 2002. The information has been prepared on the same basis as the audited financial statements. This table includes all adjustments that management considers necessary for the fair presentation of the Company's operating results for the quarters presented.


(in thousands of dollars)

                                                              FOR THE THREE MONTHS ENDING
CONSOLIDATED STATEMENT OF                   ----------------------------------------------------------
   OPERATIONS DATA                           MARCH 31           JUNE 30     SEPTEMBER 30   DECEMBER 31
                                               2003               2003          2003          2003
                                            ---------          ---------    ------------  ------------
Revenue                                     $  28,266          $  21,781     $  25,286    $  26,594
Gross profit                                  (21,097)           (36,610)      (14,843)     (16,397)
Total operating expenses                       13,201            258,002        12,178      228,934
Net loss                                      (32,803)          (292,553)      (27,171)    (232,511)


                                                              FOR THE THREE MONTHS ENDING
CONSOLIDATED STATEMENT OF                   ----------------------------------------------------------
   OPERATIONS DATA                           MARCH 31           JUNE 30     SEPTEMBER 30   DECEMBER 31
                                               2002               2002          2002          2002
                                            ---------          ---------    ------------  ------------
Revenue                                     $  26,797          $  22,039     $  21,020     $  27,242
Gross profit                                  (48,434)           (47,023)      (27,320)      (21,695)
Total operating expenses                       24,980            258,953        30,369        21,047
Net loss                                      (69,083)          (269,560)      (53,992)      (38,871)

OFS BRIGHTWAVE, LLC
VALUATION AND QUALIFYING ACCOUNTS
DECEMBER 31, 2003                                         SCHEDULE II
---------------------------------------------------------------------


(in thousands of dollars)

                                                                        ADDITIONS
                                               BEGINNING       ------------------------------                     BALANCE
                                               OF PERIOD           CHARGE        CHARGE TO                         AS OF
                                              (NOVEMBER 17,          TO            OTHER                         DECEMBER 31,
                                                 2001)            EXPENSES       ACCOUNTS        DEDUCTIONS         2001
                                              ------------     -------------    ------------     ----------      ------------
DESCRIPTION

Allowance for uncollectible accounts           $         -    $          -      $         -      $       -        $       -
Allowance for deferred tax assets                        -               -              740              -              740


                                                                        ADDITIONS
                                                              ------------------------------                      BALANCE
                                                                   CHARGE        CHARGE TO                         AS OF
                                               JANUARY 1,            TO            OTHER                         DECEMBER 31,
                                                 2002             EXPENSES       ACCOUNTS        DEDUCTIONS         2002
                                              ------------    -------------    ------------      ----------      ------------
DESCRIPTION

Allowance for uncollectible accounts           $         -    $        894      $         -      $       -        $     894
Allowance for deferred tax assets                      740               -           10,269              -           11,009


                                                                        ADDITIONS
                                                              ------------------------------                      BALANCE
                                                                  CHARGE        CHARGE TO                          AS OF
                                               January 1,          TO             OTHER                          DECEMBER 31,
                                                 2003            EXPENSES       ACCOUNTS         DEDUCTIONS         2003
                                              ------------    --------------    ------------     ----------     ------------
DESCRIPTION
Allowance for uncollectible accounts           $       894    $       (112)     $         -      $       -        $     782
Allowance for deferred tax assets                   11,009               -          113,873              -          124,882